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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                          (AMENDMENT NO. ___________)*

                                   Culp, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   230215105
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 March 3, 2005
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]    Rule 13d-1(b)

                  [X]    Rule 13d-1(c)

                  [ ]    Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP No. 230215105                       13G                 Page 2 of 6 Pages


--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Fountainhead Partners, L.P.   75-2913759
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
      (a) [ ]
      (b) [ ]
--------------------------------------------------------------------------------
 3    SEC USE ONLY


--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Texas
--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

          NUMBER OF
                               650,000
           SHARES              -------------------------------------------------
                               6     SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY             0
                               ------------------------------------------------
            EACH               7     SOLE DISPOSITIVE POWER

          REPORTING
                               650,000
           PERSON              ------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
            WITH

                               0
-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


      650,000
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (See Instructions)

      [ ]
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


      5.6%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (See Instructions)


      PN
--------------------------------------------------------------------------------




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                                          13G                 Page 3 of 6 Pages

Item 1.    (a).    Name of Issuer: Culp, Inc.




           (b).    Address of Issuer's Principal Executive Offices:
                     101 S. Main St., High Point, NC 27261





Item 2.    (a).    Name of Person Filing: Fountainhead Partners, L.P.




           (b).    Address of Principal Business Office or, if none, Residence:
                     2201 E. Lamar, Ste 260, Arlington, TX 76006



           (c).    Citizenship: Texas

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                                          13G                 Page 4 of 6 Pages

Item 2.    (d).    Title of Class of Securities: Common Stock




           (e).    CUSIP Number: 23021505



Item 3.    N/A

Item 4.    Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

           (a).    Amount Beneficially Owned: 650,000 shares of common stock

                   For purposes of Rule 13d-3 under the Securities Exchange Act of 1934, the Reporting Person may be deemed to beneficially own the Common Stock described in this Item 4 because the Reporting Person acts as investment manager to Durango Investments, L.P. and Phoenix-Durango Investments, L.P. (collectively, the "Funds" and each individually a "Fund"). As investment manager to the Funds, the Reporting Person has voting and investment control with respect to the shares of Common Stock held by the Funds.

           (b).    Percent of Class: 5.6%



           (c).    Number of shares as to which the person has:

                   (i)      Sole power to vote or to direct the vote 650,000.

                   (ii)     Shared power to vote or to direct the vote.

                   (iii) Sole power to dispose or to direct the disposition of 650,000.

                   (iv)     Shared power to dispose or to direct the
                            disposition of.
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                                          13G                 Page 5 of 6 Pages

Item 5.      Ownership of Five Percent or Less of a Class:

             N/A

Item 6.      Ownership of More than Five Percent on Behalf of Another Person.

             N/A


Item 7. Identification and Classification of Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

             N/A


Item 8.      Identification and Classification of Members of the Group:

             N/A

                                          13G                 Page 6 of 6 Pages

Item 9.      N/A

Item 10.     Certification:

                   By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                               3/11/05
                                               ---------------------------------
                                               Date

                                               L. Scott Rand
                                               ---------------------------------
                                               Signature

                                               L. Scott Rand
                                               President
                                               Rand Financial Inc.,
                                               GP of Fountainhead Partners, L.P.
                                               ---------------------------------
                                               Name/Title